Exhibit 5.2

                           GMO EMERGING MARKETS L FUND

                              CONSULTING AGREEMENT

         Consulting Agreement executed as of __________, 1997 between GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC, a Massachusetts limited liability company (the "Manager"), and Dancing Elephant, Ltd., a Delaware corporation (the "Consultant").

                                   WITNESSETH:

         That in consideration of the mutual covenants herein contained, it is agreed as follows:

         1.       SERVICES TO BE RENDERED BY CONSULTANT.

                  (a) Subject always to the control of the Trustees of GMO Trust (the "Trust"), a Massachusetts business trust, the Consultant, at its expense, will furnish continuously an investment program for the GMO Emerging Markets L Fund series of the Trust (the "Fund") and will make investment decisions on behalf of the Fund and place all orders for the purchase and sale of portfolio securities and all other investments. In the performance of its duties, the Consultant (1) will comply with the provisions of the Trust's Agreement and Declaration of Trust and By-laws, including any amendments thereto, (upon receipt of such amendments by the Consultant), and the investment objectives, policies and restrictions of the Fund as set forth in its current Prospectus and Statement of Additional Information (copies of which will be supplied to the Consultant upon filing with the SEC), (2) will use its best efforts to safeguard and promote the welfare of the Fund in carrying out the Fund's investment program, (3) will comply with other policies which the Trustees or the Manager, as the case may be, may from time to time determine as promptly as practicable after such policies have been communicated to the Consultant in writing, and (4) shall exercise the same care and diligence expected of the Trustees. The Consultant and the Manager shall each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Fund and to consult with each other regarding the investment affairs of the Fund.

                  (b) Consultant, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties hereunder faithfully and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Fund, including verification and oversight of the pricing of the Fund's portfolio (but excluding determination of net asset value and shareholder accounting services).






                  (c) In the selection of brokers or dealers and the placing of orders for the purchase and sale of portfolio investments for the Fund, the Consultant shall use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Consultant, bearing in mind the Fund's best interests at all times, shall consider all factors it deems relevant, including, by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees of the Trust may determine and communicate to the Consultant in writing, the Consultant shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Consultant or its affiliates an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Consultant determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Consultant's overall responsibilities with respect to the Fund and to other clients of the Consultant and its affiliates as to which the Consultant or its affiliates exercise investment discretion. The Trust agrees that any entity or person associated with the Consultant or its affiliates which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Trust and any Fund thereof which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as Amended (the "1934 Act") and Rule 11a2-2(T) thereunder, and the Trust has consented to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(2)(iv).

                  (d) The Consultant shall not be obligated to pay any expenses of or for the Fund not expressly assumed by the Consultant pursuant to this Section 1.

                  (e) Nothing herein shall be considered as constituting the Consultant as an agent for the Manager or the Fund or the Trust or as anything other than an independent contractor with respect to the Manager or the Fund or the Trust.

         2.       OTHER AGREEMENTS, ETC.

                  It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, director, officer or employee of, or be otherwise interested in, the Consultant, and in any person controlled by or under common control

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         with the Consultant,  and that the Consultant and any person controlled by or under common control with the Consultant may have an interest in the Trust. It is also understood that the Consultant and persons controlled by or under common control with the Consultant have and may have advisory, management service or other contracts with other organizations and persons, and may have other interests and businesses; provided, however, that, without the prior consent of the Manager, neither the Consultant nor any of its affiliates shall undertake to act as investment adviser or subadviser for any U.S. registered investment company that has substantially similar investment policies to the Fund.

         3.       COMPENSATION TO BE PAID BY THE MANAGER TO THE
                  CONSULTANT.

                  The Manager will pay to the Consultant as compensation for the Consultant's services rendered and for the expenses borne by the Consultant pursuant to Section 1, a fee at the annual rate of $250,000, computed and paid monthly. Such fee shall be payable for each month within 10 business days after the end of such month.

                  If the Consultant shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

         4.       ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENTS OF
                  THIS CONTRACT.

                  This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment or in the event that the Management Contract between the Manager and the Trust shall have terminated for any reason; and this Agreement shall not be amended unless such amendment be approved at a meeting by the affirmative vote of a majority of the outstanding shares of the Fund, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Manager or of the Consultant.

         5.       EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT.

                  This Agreement shall not become effective until such time as it is executed and the Consultant's registration as an investment adviser with the Securities and Exchange Commission on Form ADV becomes effective. Thereafter, this Agreement shall remain in full force and effect as to the Fund continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as follows:


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                  (a) The  Trust may at any time  terminate  this  Agreement  by written notice delivered or mailed by registered mail, postage prepaid, to the Manager and the Consultant, or

                  (b) If (i) the Trustees of the Trust or the shareholders by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Manager or of the Consultant, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Agreement, then this Agreement shall automatically terminate at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Consultant may continue to serve hereunder in a manner consistent with the Investment Company Act of 1940 and the rules and regulations thereunder, or

                  (c) The Manager may at any time terminate this Agreement by not less than 45 days' written notice delivered or mailed by registered mail, postage prepaid, to the Consultant, and the Consultant may at any time terminate this Agreement by not less than 180 days' written notice delivered or mailed by registered mail, postage prepaid, to the Manager.

                  Action by the Trust under (a) above may be taken either (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the Fund.

                  Termination of this Agreement pursuant to this Section 5 shall be without the payment of any penalty.

         6.       CERTAIN INFORMATION.

                  The Consultant shall promptly notify the Manager in writing of the occurrence of any of the following events: (a) the Consultant shall fail to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended from time to time, and under the laws of any jurisdiction in which the Consultant is required to be registered as an investment adviser in order to perform its obligations under this Agreement or any other agreement concerning the provision of investment advisory services to the Trust, (b) the Consultant shall be disqualified from serving as investment adviser to the Fund pursuant to
         Section 9 of the 1940 Act, or otherwise, (c) the Consultant shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public

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         board or body,  involving  the  affairs  of the  Trust,  (d) there is a change in control of the Consultant or any parent of the Consultant within the meaning of the Investment Company Act of 1940, as amended (the "1940 Act"), (e) there is a material adverse change in the business or financial position of the Consultant or (f) the Chairman of the Consultant or the portfolio manager of the Fund shall have changed.

         7.       CERTAIN DEFINITIONS.

                  For the purposes of this Agreement, the "affirmative vote of a majority of the outstanding shares" means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of the Fund, as the case may be, present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund, as the case may be, entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund, as the case may be, entitled to vote at such meeting, whichever is less.

                  For the purposes of this Agreement, the terms "affiliated person," "control," "interested person" and "assignment" shall have their respective meanings defined in the 1940 Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act; the term "specifically approve at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder; and the term "brokerage and research services" shall have the meaning given in the 1934 Act and the rules and regulations thereunder.

         8.       NONLIABILITY OF CONSULTANT.

                  Notwithstanding any other provision of this Agreement, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Consultant, or reckless disregard of its obligations and duties hereunder, the Consultant, including its officers, directors and shareholders, shall not be subject to any liability to the Manager, to the Trust, to the Fund, or to any shareholder, officer, director or Trustee thereof, for any act or omission in the course of, or connected with, rendering services hereunder.

         9.       EXERCISE OF VOTING RIGHTS.

                  Except as instructed otherwise by the Trustees of the Trust or the Manager, the Consultant shall at its discretion exercise or procure the exercise of any voting right attaching to investments of the Fund.

         10.      REPORTS.

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                  During the term of this  Agreement,  the Manager agrees to use its best efforts (a) to furnish to the Consultant a reasonable time prior to the use thereof all prospectuses (as described in Section 10(a) of the Securities Act of 1933), proxy statements and reports to stockholders which describe the Consultant or its ownership, business or investment processes in any way that is materially different from the "Agreed Disclosure" (which for this purpose means either (i) the prospectus (including any prospectus supplement) or (ii) the most recent amendment to the Trust's registration statement under the Securities Act of 1933 depending on whether, on the relevant date, the prospectus or the amendment was more recently filed with the SEC) and
         (b) not to use any such material (to the extent it relates to the Consultant) if the Consultant objects promptly in writing and the Manager reasonably concludes that the description of the Consultant or its ownership, business or investment process is materially misleading or inaccurate.


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         In Witness Whereof,  GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC and DANCING
ELEPHANT, LTD. have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.


                                         GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

                                         By:


                                         By:_____________________________
                                              Title:


                                            DANCING ELEPHANT, LTD.


                                            By:______________________________
                                                 Title:

Accepted and agreed to as of the day and year first above written:


GMO TRUST,
on behalf of its
GMO Emerging Markets L Fund


By:_________________________
   Title:

         A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding upon the assets and property of the Fund.


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